Exhibit 99.2

800 Boylston Street

Boston, MA 02199

AT THE COMPANY

Michael LaBelle

Executive Vice President

Chief Financial Officer

617.236.3352

Arista Joyner

Investor Relations Manager

617.236.3343

BOSTON PROPERTIES ANNOUNCES

FOURTH QUARTER 2016 RESULTS

BOSTON, MA, January 31, 2017 - Boston Properties, Inc. (NYSE: BXP), a real estate investment trust, reported results today for the fourth quarter ended December 31, 2016.

Results for the quarter ended December 31, 2016

Net income attributable to common shareholders was $145.5 million for the quarter ended December 31, 2016, compared to $137.9 million for the quarter ended December 31, 2015. Net income attributable to common shareholders per share (EPS) for the quarter ended December 31, 2016 was $0.95 basic and $0.94 on a diluted basis. This compares to EPS for the quarter ended December 31, 2015 of $0.90 basic and $0.90 on a diluted basis. Net income attributable to common shareholders for the quarter ended December 31, 2016 includes a gain on sale of investment in unconsolidated joint venture of approximately $59.4 million, or $0.35 per share basic and $0.34 per share on a diluted basis. Net income attributable to common shareholders for the quarter ended December 31, 2015 includes gains on sales of real estate aggregating approximately $81.3 million, or $0.48 per share basic and $0.48 per share on a diluted basis. In addition, net income attributable to common shareholders for the quarter ended December 31, 2015 includes a loss from early extinguishment of debt totaling approximately $(22.0) million, or $(0.13) per share basic and $(0.13) per share on a diluted basis, related to the defeasance of the mortgage loan collateralized by the Company’s 100 & 200 Clarendon Street property. The weighted-average number of basic and diluted shares outstanding totaled approximately 153,814,000 and 153,991,000, respectively, for the quarter ended December 31, 2016 and 153,602,000 and 153,897,000, respectively, for the quarter ended December 31, 2015.

–more–

Funds from Operations (FFO) for the quarter ended December 31, 2016 were $236.9 million, or $1.54 per share basic and $1.54 per share diluted. This compares to FFO for the quarter ended December 31, 2015 of $197.3 million, or $1.28 per share basic and $1.28 per share diluted.

The Company’s reported FFO of $1.54 per share diluted was greater than the mid-point of the guidance previously provided of $1.49-$1.51 per share diluted primarily due to better than expected portfolio operations of $0.02 per share and fee income from tenant services, leasing commissions and development services of $0.02 per share.

Results for the year ended December 31, 2016

Net income attributable to common shareholders was $500.6 million for the year ended December 31, 2016, compared to $572.6 million for the year ended December 31, 2015. EPS for the year ended December 31, 2016 was $3.25 basic and $3.25 on a diluted basis. This compares to EPS for the year ended December 31, 2015 of $3.73 basic and $3.72 on a diluted basis. The weighted-average number of basic and diluted shares outstanding totaled approximately 153,715,000 and 153,977,000, respectively, for the year ended December 31, 2016 and 153,471,000 and 153,844,000, respectively, for the year ended December 31, 2015.

FFO for the year ended December 31, 2016 was $927.7 million, or $6.04 per share basic and $6.03 per share diluted. This compares to FFO for the year ended December 31, 2015 of $823.7 million, or $5.37 per share basic and $5.36 per share diluted.

The reported results are unaudited and there can be no assurance that these reported results will not vary from the final information for the quarter and year ended December 31, 2016. In the opinion of management, all adjustments considered necessary for a fair presentation of these reported results have been made.

As of December 31, 2016, the Company’s portfolio consisted of 174 properties aggregating approximately 47.7 million square feet, including eight properties under construction/redevelopment totaling approximately 4.0 million square feet. The overall percentage of leased space for the 163 properties in service (excluding the Company’s two residential properties and hotel) as of December 31, 2016 was 90.2%.

Significant events during the fourth quarter included:

•	On October 1, 2016, a joint venture in which the Company has a 50% interest completed and fully placed in-service 1265 Main Street, a Class A office project with approximately 115,000 net rentable square feet located in Waltham, Massachusetts. The property is 100% leased. On December 8, 2016, the joint venture obtained mortgage financing totaling $40.4 million collateralized by the property. The mortgage loan bears interest at a fixed rate of 3.77% per annum and matures on January 1, 2032.

–more–

•	On October 20, 2016, the Company and its partner in the unconsolidated joint venture that owns Metropolitan Square located in Washington, DC, completed the sale of an 80% interest in the joint venture for a gross sale price of approximately $282.4 million, including the assumption by the buyer of its pro rata share of the mortgage loan collateralized by the property totaling approximately $133.4 million and certain unfunded leasing costs totaling approximately $14.2 million. Net cash proceeds to the Company totaled approximately $58.2 million, resulting in a gain on sale of investment totaling approximately $59.4 million. Prior to the sale, the Company owned a 51% interest and its partner owned a 49% interest in the joint venture. Following the sale, the Company continues to own a 20% interest in the joint venture with the buyer owning the remaining 80%. Metropolitan Square is an approximately 607,000 net rentable square foot Class A office property.

•	On October 24, 2016, the Company entered into an option agreement that will allow it to ground lease, with the future right to purchase, real property adjacent to the MacArthur BART station located in Oakland, California, that could support the development of a 400-unit residential building and supporting retail space.

•	On November 7, 2016, the Company entered into a 15-year lease with a tenant for approximately 476,500 net rentable square feet of Class A office space in a build-to-suit development project to be located at the Company’s 145 Broadway property at Kendall Center in Cambridge, Massachusetts. 145 Broadway currently consists of an approximately 80,000 net rentable square foot Class A office property that will be demolished and developed into an approximately 486,000 net rentable square foot Class A office property, including approximately 9,500 net rentable square feet of retail space. The commencement of the redevelopment project is subject to the receipt of the remaining necessary approvals, and the Company currently expects to begin the project in the second quarter of 2017 with the relocation of an existing tenant to another property within the Company’s portfolio. The Company expects the building will be available for occupancy by the new tenant during the fourth quarter of 2019. There can be no assurance that the project will commence or that the building will be available for occupancy on the anticipated schedule or at all.

•	On November 15, 2016, a joint venture in which the Company has a 50% interest extended the loan collateralized by its Annapolis Junction Building Six property. The extended loan has a total commitment amount of approximately $15.4 million, bears interest at a variable rate equal to LIBOR plus 2.25% per annum and matures on November 17, 2018. Annapolis Junction Building Six is a Class A office property with approximately 119,000 net rentable square feet located in Annapolis, Maryland.

–more–

•	On November 28, 2016, the Company entered into a joint venture with the partner at its North Station development to acquire the air rights for the future development of a hotel property at the site. The joint venture partner contributed an air rights parcel and improvements, with a fair value of approximately $7.4 million, for its initial 50% interest in the joint venture. The Company contributed improvements totaling approximately $0.7 million and will contribute cash totaling approximately $6.7 million for its initial 50% interest. On November 28, 2016, the joint venture entered into a 99-year air rights lease with a third-party hotel developer/operator. In addition, on November 28, 2016, the Company and its partner entered into a joint venture to acquire the air rights for the future development of a residential tower at the site, consisting of an approximately 40-story residential tower totaling approximately 320,000 rentable square feet comprised of 440 apartment units. The joint venture partner contributed an air rights parcel, with a fair value of approximately $24.2 million, for its initial 50% interest in the joint venture. The Company contributed improvements totaling approximately $17.7 million and will contribute cash totaling approximately $6.5 million for its initial 50% interest.

•	On December 6, 2016, the Company entered into a development agreement with George Washington University to pursue the development of a Class A office property with approximately 482,000 net rentable square feet on land parcels located in Washington, DC. The development agreement provides for the execution of a 75-year ground lease for the property upon completion of the entitlement process and relocation of existing tenants anticipated to occur in 2019. The Company has made a deposit of $15.0 million that will be credited against ground rent under the ground lease.

•	On December 7, 2016, joint ventures in each of which the Company has a 50% interest combined and extended mortgage loans collateralized by Annapolis Junction Building Seven and Building Eight. The new mortgage loan has a total commitment amount of approximately $42.0 million, with an initial balance totaling approximately $36.7 million, bears interest at a variable rate equal to LIBOR plus 2.35% per annum and matures on December 7, 2019, with three, one-year extension options, subject to certain conditions. Annapolis Junction Building Seven and Building Eight are Class A office properties with approximately 127,000 and 126,000 net rentable square feet, respectively, located in Annapolis, Maryland.

•	On December 19, 2016, a joint venture in which the Company has a 50% interest obtained construction financing with a total commitment of $250.0 million collateralized by its Dock 72 development project. The construction financing bears interest at a variable rate equal to LIBOR plus 2.25% per annum and matures on December 18, 2020, with two, one-year extension options, subject to certain conditions. There have been no loan draws to date. Dock 72 is a Class A office project with approximately 670,000 net rentable square feet located in Brooklyn, New York.

–more–

•	On December 19, 2016, the Company declared a regular quarterly cash dividend of $0.75 per share of common stock for the period from October 1, 2016 to December 31, 2016, payable on January 30, 2017 to shareholders of record as of the close of business on December 30, 2016. This represents an increase of approximately 15.4%, or $0.10 per share, over the most recent quarterly cash dividend of $0.65 per share.

•	On December 29, 2016, the Company commenced the redevelopment of 191 Spring Street, a Class A office project with approximately 160,000 net rentable square feet located in Lexington, Massachusetts.

Transactions completed subsequent to December 31, 2016:

•	On January 25, 2017, the Company’s Compensation Committee approved the 2017 Multi-Year, Long-Term Incentive Program (the “2017 MYLTIP”) as a performance-based component of the Company’s overall compensation program. Under the Financial Accounting Standards Board’s Accounting Standards Codification 718 “Compensation - Stock Compensation,” the 2017 MYLTIP has an aggregate value of approximately $17.7 million, which will generally be amortized into earnings over the four-year plan period under the graded vesting method.

EPS and FFO per Share Guidance:

The Company’s guidance for the first quarter and full year 2017 for EPS (diluted) and FFO per share (diluted) is set forth and reconciled below. Except as described below, the estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise referenced during the conference call referred to below. The estimates do not include possible future gains or losses or the impact on operating results from other possible future property acquisitions or dispositions, other possible capital markets activity or possible future impairment charges. EPS estimates may be subject to fluctuations as a result of several factors, including changes in the recognition of depreciation and amortization expense and any gains or losses associated with disposition activity. The Company is not able to assess at this time the potential impact of these factors on projected EPS. By definition, FFO does not include real estate-related depreciation and amortization, impairment losses on depreciable real estate or gains or losses associated with disposition activities. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below.

EPS Guidance:

As shown below, the Company has updated its projected guidance for EPS (diluted) for the full year 2017 to $2.56 - $2.66 per share from $2.58 - $2.76 per share. This is a decrease of approximately ($0.06) per share at the mid-point of the Company’s guidance primarily consisting of a ($0.10) per share increase in depreciation and amortization expense, a ($0.02) per share increase in demolition costs and ($0.01) per share increase in G & A expense. These items are partially offset by (1) the net impact from the early termination of a tenant at one of our consolidated joint ventures of $0.03 per share, (2) $0.02 per share of improved portfolio performance and (3) $0.02 per share of additional fee income.

FFO per Share Guidance:

As shown below, the Company has updated its projected guidance for FFO per share (diluted) for the full year 2017 to $6.13 - $6.23 per share from $6.05 - $6.23 per share. This is an increase of approximately $0.04 per share at the mid-point of the Company’s guidance primarily consisting of (1) the net impact from the early termination of a tenant at one of our consolidated joint ventures of $0.03 per share, (2) $0.02 per share of improved portfolio performance and (3) $0.02 per share of additional fee income. These items are partially offset by a ($0.02) per share increase in demolition costs and ($0.01) per share increase in G & A expense.

–more–

	First Quarter 2017			Full Year 2017
	Low		High	Low		High
Projected EPS (diluted)	$0.55	–	$0.57	$2.56	–	$2.69
Add:
Projected Company Share of Real Estate Depreciation and Amortization	0.92	–	0.92	3.57	–	3.57
Less:
Projected Company Share of Gains on Sales of Real Estate	—	–	—	—	–	—

Projected FFO per Share (diluted)	$1.47	–	$1.49	$6.13	–	$6.26

Boston Properties will host a conference call on Wednesday, February 1, 2017 at 10:00 AM Eastern Time, open to the general public, to discuss the fourth quarter and full year 2016 results, the 2017 projections and related assumptions, and other related matters that may be of interest to investors. The number to call for this interactive teleconference is (877) 706-4503 (Domestic) or (281) 913-8731 (International) and entering the passcode 23631735. A replay of the conference call will be available through February 17, 2017, by dialing (855) 859-2056 (Domestic) or (404) 537-3406 (International) and entering the passcode 23631735. There will also be a live audio webcast of the call which may be accessed on the Company’s website at www.bostonproperties.com in the Investor Relations section. Shortly after the call, a replay of the webcast will be available in the Investor Relations section of the Company’s website and archived for up to twelve months following the call.

Additionally, a copy of Boston Properties’ fourth quarter 2016 “Supplemental Operating and Financial Data” and this press release are available in the Investor Relations section of the Company’s website at www.bostonproperties.com.

Boston Properties is a fully integrated real estate investment trust that develops, redevelops, acquires, manages, operates and owns a diverse portfolio of primarily Class A office space totaling 47.7 million square feet and consisting of 164 office properties (including six properties under construction), five retail properties, four residential properties (including two properties under construction) and one hotel. The Company is one of the largest owners and developers of Class A office properties in the United States, concentrated in five markets - Boston, Los Angeles, New York, San Francisco and Washington, DC.

–more–

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Boston Properties’ control and could materially affect actual results, performance or achievements. These factors include, without limitation, the Company’s ability to satisfy the closing conditions to the pending transactions described above, the Company’s ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the uncertainties of investing in new markets, the costs and availability of financing, the effectiveness of our interest rate hedging contracts, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, the impact of newly adopted accounting principles on the Company’s accounting policies and on period-to-period comparisons of financial results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Boston Properties does not undertake a duty to update or revise any forward-looking statement, including its guidance for the first quarter and full fiscal year 2017, whether as a result of new information, future events or otherwise.

Financial tables follow.

–more–

BOSTON PROPERTIES, INC. CONSOLIDATED BALANCE SHEETS (Unaudited)
	December 31, 2016	December 31, 2015
	(in thousands, except for share and par value amounts)
ASSETS
Real estate, at cost	$18,862,648	$18,465,405
Construction in progress	1,037,959	763,935
Land held for future development	246,656	252,195
Less: accumulated depreciation	(4,223,743)	(3,925,894)

Total real estate	15,923,520	15,555,641
Cash and cash equivalents	356,914	723,718
Cash held in escrows	63,174	73,790
Investments in securities	23,814	20,380
Tenant and other receivables, net	92,548	97,865
Accrued rental income, net	799,138	754,883
Deferred charges, net	685,795	704,867
Prepaid expenses and other assets	129,666	185,118
Investments in unconsolidated joint ventures	775,198	235,224

Total assets	$18,849,767	$18,351,486

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$2,063,087	$3,435,242
Unsecured senior notes, net	7,245,953	5,264,819
Unsecured line of credit	—	—
Mezzanine notes payable	307,093	308,482
Outside members’ notes payable	180,000	180,000
Accounts payable and accrued expenses	298,524	274,709
Dividends and distributions payable	130,308	327,320
Accrued interest payable	243,933	190,386
Other liabilities	450,821	483,601

Total liabilities	10,919,719	10,464,559

Commitments and contingencies	—	—

Equity:
Stockholders’ equity attributable to Boston Properties, Inc.:
Excess stock, $0.01 par value, 150,000,000 shares authorized, none issued or outstanding	—	—
Preferred stock, $0.01 par value, 50,000,000 shares authorized; 5.25% Series B cumulative redeemable preferred stock, $0.01 par value, liquidation preference $2,500 per share, 92,000 shares authorized, 80,000 shares issued and outstanding at December 31, 2016 and December 31, 2015	200,000	200,000
Common stock, $0.01 par value, 250,000,000 shares authorized, 153,869,075 and 153,658,866 issued and 153,790,175 and 153,579,966 outstanding at December 31, 2016 and December 31, 2015, respectively	1,538	1,536
Additional paid-in capital	6,333,427	6,305,687
Dividends in excess of earnings	(695,377)	(780,952)
Treasury common stock at cost, 78,900 shares at December 31, 2016 and December 31, 2015	(2,722)	(2,722)
Accumulated other comprehensive loss	(52,251)	(14,114)

Total stockholders’ equity attributable to Boston Properties, Inc.	5,784,615	5,709,435
Noncontrolling interests:
Common units of the Operating Partnership	614,786	603,092
Property partnerships	1,530,647	1,574,400

Total equity	7,930,048	7,886,927

Total liabilities and equity	$18,849,767	$18,351,486

–more–

BOSTON PROPERTIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	(in thousands, except for per share amounts)
Revenue
Rental
Base rent	$498,941	$493,141	$2,017,767	$1,964,732
Recoveries from tenants	91,123	88,576	358,975	355,508
Parking and other	25,334	25,132	100,910	101,981

Total rental revenue	615,398	606,849	2,477,652	2,422,221
Hotel revenue	10,965	10,939	44,884	46,046
Development and management services	9,698	6,452	28,284	22,554

Total revenue	636,061	624,240	2,550,820	2,490,821

Expenses
Operating
Rental	224,098	216,642	889,768	872,252
Hotel	7,736	7,888	31,466	32,084
General and administrative	25,293	24,300	105,229	96,319
Transaction costs	1,200	470	2,387	1,259
Impairment loss	—	—	1,783	—
Depreciation and amortization	179,908	164,460	696,279	639,542

Total expenses	438,235	413,760	1,726,912	1,641,456

Operating income	197,826	210,480	823,908	849,365
Other income (expense)
Income from unconsolidated joint ventures	2,585	2,211	8,074	22,770
Gain on sale of investment in unconsolidated joint venture	59,370	—	59,370	—
Interest and other income	573	440	7,230	6,777
Gains (losses) from investments in securities	560	493	2,273	(653)
Interest expense	(97,896)	(106,178)	(412,849)	(432,196)
Losses from early extinguishments of debt	—	(22,040)	(371)	(22,040)
Losses from interest rate contracts	—	—	(140)	—

Income before gains on sales of real estate	163,018	85,406	487,495	424,023
Gains on sales of real estate	—	81,332	80,606	375,895

Net income	163,018	166,738	568,101	799,918
Net income attributable to noncontrolling interests
Noncontrolling interests in property partnerships	2,121	(10,143)	2,068	(149,855)
Noncontrolling interest—redeemable preferred units of the Operating Partnership	—	—	—	(6)
Noncontrolling interest—common units of the Operating Partnership	(16,905)	(16,098)	(59,067)	(66,951)

Net income attributable to Boston Properties, Inc.	148,234	140,497	511,102	583,106
Preferred dividends	(2,704)	(2,646)	(10,500)	(10,500)

Net income attributable to Boston Properties, Inc. common shareholders	$145,530	$137,851	$500,602	$572,606

Basic earnings per common share attributable to Boston Properties, Inc. common shareholders:
Net income	$0.95	$0.90	$3.25	$3.73

Weighted average number of common shares outstanding	153,814	153,602	153,715	153,471

Diluted earnings per common share attributable to Boston Properties, Inc. common shareholders:
Net income	$0.94	$0.90	$3.25	$3.72

Weighted average number of common and common equivalent shares outstanding	153,991	153,897	153,977	153,844

–more–

BOSTON PROPERTIES, INC. FUNDS FROM OPERATIONS (1) (Unaudited)
	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	(in thousands, except for per share amounts)
Net income attributable to Boston Properties, Inc. common shareholders	$145,530	$137,851	$500,602	$572,606
Add:
Preferred dividends	2,704	2,646	10,500	10,500
Noncontrolling interest - common units of the Operating Partnership	16,905	16,098	59,067	66,951
Noncontrolling interest - redeemable preferred units of the Operating Partnership	—	—	—	6
Noncontrolling interests in property partnerships	(2,121)	10,143	(2,068)	149,855
Less:
Gains on sales of real estate	—	81,332	80,606	375,895

Income before gains on sales of real estate	163,018	85,406	487,495	424,023
Add:
Depreciation and amortization	179,908	164,460	696,279	639,542
Noncontrolling interests in property partnerships’ share of depreciation and amortization	(27,256)	(20,685)	(107,087)	(90,832)
Company’s share of depreciation and amortization from unconsolidated joint ventures	8,692	3,994	26,934	6,556
Corporate-related depreciation and amortization	(449)	(486)	(1,568)	(1,503)
Less:
Gain on sale of investment in unconsolidated joint venture	59,370	—	59,370	—
Noncontrolling interests in property partnerships (2)	(2,121)	10,143	(2,068)	48,737
Noncontrolling interest - redeemable preferred units of the Operating Partnership	—	—	—	6
Preferred dividends	2,704	2,646	10,500	10,500

Funds from operations (FFO) attributable to the Operating Partnership common unitholders (including Boston Properties, Inc.)	263,960	219,900	1,034,251	918,543
Less:
Noncontrolling interest - common units of the Operating Partnership’s share of funds from operations	27,062	22,561	106,504	94,828

Funds from operations attributable to Boston Properties, Inc. common shareholders	$236,898	$197,339	$927,747	$823,715

Boston Properties, Inc.’s percentage share of funds from operations - basic	89.75%	89.74%	89.70%	89.68%

Weighted average shares outstanding - basic	153,814	153,602	153,715	153,471

FFO per share basic	$1.54	$1.28	$6.04	$5.37

Weighted average shares outstanding - diluted	153,991	153,897	153,977	153,844

FFO per share diluted	$1.54	$1.28	$6.03	$5.36

–more–

(1)	Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) attributable to Boston Properties, Inc. common shareholders (computed in accordance with GAAP) for gains (or losses) from sales of properties, impairment losses on depreciable real estate consolidated on our balance sheet, impairment losses on our investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures, real estate-related depreciation and amortization, and our share of income (loss) from unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure, but we believe the presentation of FFO, combined with the presentation of required GAAP financial measures, has improved the understanding of operating results of REITs among the investing public and has helped make comparisons of REIT operating results more meaningful. Management generally considers FFO and FFO per share to be useful measures for understanding and comparing our operating results because, by excluding gains and losses related to sales of previously depreciated operating real estate assets, impairment losses and real estate asset depreciation and amortization (which can differ across owners of similar assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO per share can help investors compare the operating performance of a company’s real estate across reporting periods and to the operating performance of other companies.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.

In order to facilitate a clear understanding of the Company’s operating results, FFO should be examined in conjunction with net income attributable to Boston Properties, Inc. common shareholders as presented in the Company’s consolidated financial statements. FFO should not be considered as a substitute for net income attributable to Boston Properties, Inc. common shareholders (determined in accordance with GAAP) or any other GAAP financial measures and should only be considered together with and as a supplement to the Company’s financial information prepared in accordance with GAAP.

(2)	For the year ended December 31, 2015, excludes the noncontrolling interests in property partnerships’ share of a gain on sale of real estate totaling approximately $101.1 million.

–more–

BOSTON PROPERTIES, INC. PORTFOLIO LEASING PERCENTAGES
	% Leased by Location
	December 31, 2016	December 31, 2015
Boston	90.7%	90.6%
New York	90.2%	91.5%
San Francisco and Los Angeles	89.8%	93.8%
Washington, DC	89.9%	91.0%

Total Portfolio	90.2%	91.4%

###